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Term Sheet No. K24
To the Prospectus dated March 29, 2007,
Prospectus Supplement dated March 24, 2008,
Underlying Supplement dated December 31, 2008
and Product Supplement No. 2A dated December 19, 2008	Filed Pursuant to Rule 433 Registration No. 333-132936-14 January 13, 2009

Credit Suisse

Credit Suisse
$
Buffered Accelerated Return Equity Securities Linked to a Weighted Basket Consisting of the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the FTSE™ 100 Index and the iShares® MSCI Emerging Markets Index Fund due July 10, 2012

General

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The securities are designed for investors who seek a leveraged return linked to the appreciation of a weighted basket consisting of the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the FTSE™ 100 Index and the iShares® MSCI Emerging Markets Index Fund. Investors should be willing to forgo interest payments and, if the Basket declines by more than 15%, be willing to lose up to 85% of their investment.

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Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing July 10, 2012†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about February 2, 2009 (the "Trade Date") and are expected to settle on or about February 9, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor's A+, Moody's Aa1)††
Basket/Basket Components:	The securities are linked to a weighted basket consisting of three indices and one fund (each a "Basket Component," and together, the "Basket Components").
Each Basket Component is identified in the table below, together with its Initial Level and Component Weighting:
	Basket Components	Ticker	Initial Level*	Component Weighting
	Dow Jones EURO STOXX 50® Index	SX5E <INDEX>		50%
	Nikkei® 225 Index	NKY <INDEX>		20%
	FTSE™ 100 Index	UKX <INDEX>		20%
	iShares® MSCI Emerging Markets Index Fund (the "Fund")	EEM UP <EQUITY>		10%
*The Initial Level of each Basket Component will be the closing level of such Basket Component on the Trade Date.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
Final Level – Initial Level Initial Level
Final Level:
For each Basket Component, the closing level of such Basket Component on the Valuation Date. In the case of the Fund, the closing level of the Fund on the Valuation Date, multiplied by the Share Adjustment Factor.
Share Adjustment Factor:	Initially 1.0, subject to adjustment for anti-dilution events, as described in the accompanying product supplement.
Participation Rate:	125%
Redemption Amount:
You will receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below.
Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows, subject to the Basket Return Cap:
Participation Rate x Final Basket Level – Initial Basket Level Initial Basket Level
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If the Final Basket Level is equal to the Initial Basket Level or less than the Initial Basket Level by not more than 15%, the Basket Return will equal zero and the Redemption Amount will equal the principal amount of the securities.
	•	If the Final Basket Level is less than the Initial Basket Level by more than 15%, the Basket Return will be calculated as follows:
	Final Basket Level – Initial Basket Level Initial Basket Level		+ 15%

If the Final Basket Level is less than the Initial Basket Level by more than 15%, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $850 per $1,000 principal amount.
Basket Return Cap:	Expected to be between 70% and 80% (to be determined on the Trade Date).
Buffer Amount:	15%
Initial Basket Level:	Set at 100 on the Trade Date.
Final Basket Level:	The Final Basket Level will be calculated as follows:
100 × [1 + (Euro Stoxx 50 Index Return × 50%) + (Nikkei 225 Index Return × 20%) + (FTSE 100 Index Return × 20%) + (iShares MSCI Emerging Markets Index Fund Return × 10%)]

The "Euro Stoxx 50 Index Return," the "Nikkei 225 Index Return," the "FTSE 100 Index Return" and the "iShares MSCI Emerging Markets Index Fund Return" are the respective Component Returns for each Basket Component.
Valuation Date†:	July 2, 2012
Maturity Date†:	July 10, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EFH2

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities — Market disruption events."

††    A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse, does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See "Risk Factors" beginning on page PS-3 of the accompanying product supplement and page IS-2 of the accompanying underlying supplement and "Selected Risk Considerations" beginning on page 6 of this term sheet.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discounts and Commissions		Proceeds to Issuer

Per security		$1,000		$17.50		$982.50

Total	$		$		$

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

Credit Suisse

January 13, 2009

Additional Terms Specific to the Securities

You should read this term sheet together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008, the product supplement dated December 19, 2008 and the underlying supplement dated December 31, 2008, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Prospectus dated March 29, 2007:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

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  Prospectus supplement dated March 24, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

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  Product supplement no. 2A dated December 19, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908013292/a2189805z424b2.htm

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  Underlying supplement dated December 31, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908013486/a2189891z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement and underlying supplement and "Selected Risk Considerations" in this term sheet, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance for the Basket from +100% to -100% (the actual Final Basket Level will be determined on the Valuation Date). The hypothetical Redemption Amounts set forth below assume an Initial Basket Level of 100, a Participation Rate of 125% and a Basket Return Cap of 75% (which is the midpoint of the expected range set forth on the cover of this term sheet). The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
200.00	100.00%	75.00%	$1,750.00
180.00	80.00%	75.00%	$1,750.00
160.00	60.00%	75.00%	$1,750.00
150.00	50.00%	62.50%	$1,625.00
140.00	40.00%	50.00%	$1,500.00
125.00	25.00%	31.25%	$1,312.50
120.00	20.00%	25.00%	$1,250.00
115.00	15.00%	18.75%	$1,187.50
110.00	10.00%	12.50%	$1,125.00
107.50	7.50%	9.38%	$1,093.75
105.00	5.00%	6.25%	$1,062.50
102.50	2.50%	3.13%	$1,031.25
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
85.00	-15.00%	0.00%	$1,000.00
80.00	-20.00%	-5.00%	$950.00
70.00	-30.00%	-15.00%	$850.00
60.00	-40.00%	-25.00%	$750.00
50.00	-50.00%	-35.00%	$650.00
40.00	-60.00%	-45.00%	$550.00
30.00	-70.00%	-55.00%	$450.00
20.00	-80.00%	-65.00%	$350.00
10.00	-90.00%	-75.00%	$250.00
0.00	-100.00%	-85.00%	$150.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Basket Level is 180, an increase of 80% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

  Basket Return = 125% * [(180 - 100)/100] = 100%, subject to the Basket Return Cap of 75%
  Basket Return = 75%
  Redemption Amount = Principal * (1 + Basket Return)
  Redemption Amount = $1,000 * 1.75
  Redemption Amount = $1,750

In this example, at maturity you will receive a Redemption Amount equal to $1,750 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the Basket, subject to the Basket Return Cap.

Example 2: The Final Basket Level is 110, an increase of 10% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

  Basket Return = 125% * [(110 - 100)/100] = 12.50%
  Redemption Amount = Principal * (1 + Basket Return)
  Redemption Amount = $1,000 * 1.125
  Redemption Amount = $1,125

In this example, at maturity you will receive a Redemption Amount equal to $1,125 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the Basket.

Example 3: The Final Basket Level is 100, equal to the Initial Basket Level.    The determination of the Redemption Amount when the Final Basket Level is equal to the Initial Basket Level is as follows.

  Basket Return = 0.00%
  Redemption Amount = Principal * (1 + Basket Return)
  Redemption Amount = $1,000 * 1.00
  Redemption Amount = $1,000

In this example, at maturity you will receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Basket Level is 95, a decrease of 5% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level by not more than 15% is as follows:

  Basket Return = 0.00%
  Redemption Amount = Principal * (1 + Basket Return)
  Redemption Amount = $1,000 * 1.00
  Redemption Amount = $1,000

In this example, at maturity you will receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities because the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Amount.

Example 5: The Final Basket Level is 80, a decrease of 20% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level by more than 15% is as follows:

  Basket Return = [(80 - 100)/100] + 15% = -5%
  Redemption Amount = Principal * (1 + Basket Return)
  Redemption Amount = $1,000 * 0.95
  Redemption Amount = $950

In this example, at maturity you will receive a Redemption Amount equal to $950 per $1,000 principal amount of securities because the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount and you participate in any depreciation in the Final Basket Level beyond the Buffer Amount.

What is the Redemption Amount on the Securities for Three Hypothetical Scenarios?

The table and calculations below illustrate the hypothetical Redemption Amount per $1,000 principal amount of securities for three hypothetical scenarios and assume an Initial Level of 2370 for the Dow Jones EURO STOXX 50® Index, 8745 for the Nikkei® 225 Index, 4295 for the FTSE™ 100 Index, 24.00 for the iShares® MSCI Emerging Markets Index Fund and a Basket Return Cap of 75% (which is the mid-point of the expected range set forth on the cover of this term sheet). The actual Basket Return Cap and Initial Levels will be set on the Trade Date. The scenarios illustrate how, even where there is a positive return on one Basket Component, negative returns on the other Basket Components may outweigh the positive return and the return on the securities may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Scenario 1
Basket Component	Dow Jones EURO STOXX 50® Index	Nikkei® 225 Index	FTSE™ 100 Index	iShares® MSCI Emerging Markets Index Fund
Initial Level	2370	8745	4295	24.00
Final Level	3981.60	14429.25	7387.40	43.44
Component Return	68%	65%	72%	81%
Component Weighting	50.00%	20.00%	20.00%	10.00%
Contribution to Basket	34.00%	13.00%	14.40%	8.10%
Final Basket Level	169.50
% Change in Basket Level	69.50%
Basket Return	75.00%
Redemption Amount	$1,750.00

	Scenario 2
Basket Component	Dow Jones EURO STOXX 50® Index	Nikkei 225® Index	FTSE™ 100 Index	iShares® MSCI Emerging Markets Index Fund
Initial Level	2370	8745	4295	24.00
Final Level	948	4372.50	5368.75	22.80
Component Return	-60%	-50%	25%	-5%
Component Weighting	50.00%	20.00%	20.00%	10.00%
Contribution to Basket	-30.00%	-10.00%	5.00%	-0.50%
Final Basket Level	64.50
% Change in Basket Level	-35.50%
Basket Return	-20.50%
Redemption Amount	$795.00

	Scenario 3
Basket Component	Dow Jones EURO STOXX 50® Index	Nikkei® 225 Index	FTSE™ 100 Index	iShares® MSCI Emerging Markets Index Fund
Initial Level	2370	8745	4295	24.00
Final Level	2156.70	8045.40	3865.50	23.04
Component Return	-9%	-8%	-10%	-4%
Component Weighting	50.00%	20.00%	20.00%	10.00%
Contribution to Basket	-4.50%	-1.60%	-2.00%	-0.40%
Final Basket Level	91.50
% Change in Basket Level	-8.50%
Basket Return	0.00%
Redemption Amount	$1,000.00

Hypothetical Scenarios of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical Component Returns of 68%, 65%, 72% and 81% for the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the FTSE™ 100 Index and iShares® MSCI Emerging Markets Index Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (Euro Stoxx 50 Index Return × Euro Stoxx 50 Index Weighting) + (Nikkei 225 Index Return × Nikkei 225 Index Weighting) + (FTSE 100 Index Return × FTSE 100 Index Weighting) + (iShares MSCI Emerging Markets Index Fund Return × iShares MSCI Emerging Markets Index Fund Weighting)]
	=	100 × [1 + (68% × 50.00%) + (65% × 20.00%)+ (72% × 20.00%) + (81% × 10.00%)]
	=	169.50

Because the Final Basket Level of 169.50 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor receives a payment at maturity of $1,750 per $1,000 principal amount of securities, which is subject to the Basket Return Cap on the securities as follows:

Redemption Amount	=	$1,000 × (1 + Basket Return), subject to the Basket Return Cap of 75.00%
	=	$1,000 × (1 + [125% × 69.50%]), subject to the Basket Return Cap of 75.00%
	=	$1,000 × (1 + 86.875%), subject to the Basket Return Cap of 75.00%
	=	$1,750.00

Scenario 2: Scenario 2 assumes hypothetical Component Returns of -60%, -50%, 25%, and -5% for the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the FTSE™ 100 Index and iShares® MSCI Emerging Markets Index Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (Euro Stoxx 50 Index Return × Euro Stoxx 50 Index Weighting) + (Nikkei 225 Index Return × Nikkei 225 Index Weighting) + (FTSE 100 Index Return × FTSE 100 Index Weighting) + (iShares MSCI Emerging Markets Index Fund Return × iShares MSCI Emerging Markets Index Fund Weighting)]
	=	100 × [1 + (-60% × 50.00%)+ (-50% × 20.00%) + (25% × 20.00%) + (-5% × 10.00%)]
	=	64.50

Because the Final Basket Level of 64.50 is less than the Initial Basket Level of 100, and Final Basket Level has declined from the Initial Basket Level by more than the Buffer Amount of 15.00%, the investor will receive a payment at maturity of $795.00 per $1,000 principal amount of securities calculated as follows:

Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × (1 + [-35.50% + 15%])
	=	$1,000 × (1 + [-20.50%])
	=	$1,000 × (.795)
	=	$795.00

In this example, even though the FTSE 100 Index Return is positive, the negative returns on the other Basket Components outweigh the positive return on the FTSE™ 100 Index and the Basket Return is less than -15.00%. As a result, the return on the securities is negative.

Scenario 3: Scenario 3 assumes hypothetical Component Returns of -9%, -8%, -10% and -4% for the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the FTSE™ 100 Index and iShares® MSCI Emerging Markets Index Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (Euro Stoxx 50 Index Return × Euro Stoxx 50 Index Weighting) + (Nikkei 225 Index Return × Nikkei 225 Index Weighting) + (FTSE 100 Index Return × FTSE 100 Index Weighting) + (iShares MSCI Emerging Markets Index Fund Return × iShares MSCI Emerging Markets Index Fund Weighting)]
	=	100 × [1 + (-9% × 50.00%) + (-8% × 20.00%) + (-10% × 20.00%) + (-4% × 10.00%)]
	=	91.50

Because the Final Basket Level of 91.50 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by less than the Buffer Level of 15.00%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount of securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement and the accompanying underlying supplement.

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  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount in excess of $150 per $1,000 principal amount. You could lose up to $850 per $1,000 principal amount of securities. If the Final Basket Level is less than the Initial Basket Level by more than 15%, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level beyond the Buffer Amount.

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  CAPPED APPRECIATION POTENTIAL – If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of securities, you will receive at maturity $1,000 multiplied by the sum of 1 plus the Basket Return, subject to the Basket Return Cap. The Basket Return will not exceed the Basket Return Cap which is expected to be between 70% and 80% (to be determined on the Trade Date), regardless of the appreciation in the Basket level, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be between $1,700 and $1,800 per $1,000 principal amount of securities (to be determined on the Trade Date).

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  THE BASKET COMPONENTS ARE NOT EQUALLY WEIGHTED – The securities are linked to a weighted Basket consisting of four Basket Components. Each Basket Component has a different weight in determining the value of the Basket, as specified on the cover of this term sheet. One consequence of such an unequal weighting of the Basket Components is that if a higher weighted Basket Component performs poorly and a lower weighted Basket Component performs well, the Final Basket Level will reflect the poor performance of the higher weighted Basket Component more than it reflects the strong performance of the lower weighted Basket Component, which may have an adverse effect on the value of the securities.

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  CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Movements in the level of the Basket Components may not correlate with each other. At a time when the level of one or more of the Basket Components increases, the level of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

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  NON-U.S. SECURITIES MARKETS RISKS – The stocks included in the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the FTSE™ 100 Index and those held by the iShares® MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the Securities.

  •
  CURRENCY EXCHANGE RISK – The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Basket Components, which measure the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations' currencies and, in certain market conditions, also in relation to developed nations' currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the Basket Components, the level of the each Basket Component and the value of the securities.

  •
  EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The securities are subject to the political and economic risks of emerging market countries through exposure to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund includes companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and payment at maturity of your securities.

  •
  THE PERFORMANCE OF THE FUND MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKING INDEX – The Fund will generally invest in all of the equity securities included in MSCI Emerging Markets Index, the "Tracking Index" for the Fund. There may, however, be instances where BGFA, the Fund's investment adviser, may choose to overweight another stock in the Tracking Index, purchase securities not included in the Tracking Index that BGFA believes are appropriate to substitute for a security included in the Tracking Index or utilize various combinations of the other available investment techniques in seeking to accurately track the Tracking Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracking Index. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Tracking Index. For additional information about the variation between the performance of the Fund and the performance of the Tracking Index, see the information set forth under "The Funds – The iShares Funds – The iShares® MSCI Emerging Market Index Fund" in the accompanying underlying supplement.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Basket Components would have.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities.

  •
  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

  •
  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

  •
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Basket Components on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the expected volatility of the Basket Components;

    o
    the time to maturity of the securities;

    o
    the dividend rate on the common stocks underlying the Basket Components;

    o
    interest and yield rates in the market generally;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks underlying the Basket Components or stock markets generally and which may affect the level of any of the Basket Components; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket Components and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Basket Components

The information on the Basket Components provided in this term sheet is just a summary and should be read together with the additional disclosure in the accompanying underlying supplement. Information contained in the respective Basket Component websites and the Bloomberg pages referenced below is not incorporated by reference herein.

The Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index is sponsored by STOXX Limited. The Dow Jones EURO STOXX 50® Index is a free float-adjusted market capitalization index that seeks to provide exposure to European large capitalization equity securities. The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Eurozone. You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from Bloomberg under ticker symbol "SX5E". For further information on the Dow Jones EURO STOXX 50® Index, please refer to "The Indices – The Dow Jones Indices – The Dow Jones EURO STOXX 50® Index" in the accompanying underlying supplement.

The Nikkei® 225 Index

The Nikkei® 225 Index is published and disseminated by Nikkei Inc. The Nikkei® 225 Index is a modified, price-weighted average index of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei® 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. You can obtain the level of the Nikkei® 225 Index at any time from Bloomberg under ticker symbol "NKY". For further information on the Nikkei® 225 Index, please refer to "The Indices – The Nikkei® 225 Index" in the accompanying underlying supplement.

The FTSE™ 100 Index

The FTSE™ 100 Index is an index calculated, published and disseminated by FTSE, a company owned equally by the London Stock Exchange (the "LSE") and The Financial Times Limited ("FT"), in association with the Institute and the Faculty of Actuaries. The FTSE™ 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE™ 100 Index (the "FTSE Underlying Stocks") were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE. You can obtain the level of the FTSE™ 100 Index at any time from Bloomberg under ticker symbol "UKX". For further information on the FTSE™ 100 Index, please refer to "The Indices – The FTSE Indices – The FTSE™ 100 Index" in the accompanying underlying supplement.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of equity market performance in the global emerging markets as measured by the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund is reported by Bloomberg under the ticker symbol "EEM UP". For further information on the iShares® MSCI Emerging Markets Index Fund, please refer to "The Funds – The iShares Funds – The iShares® MSCI Emerging Markets Index Fund" in the accompanying underlying supplement.

The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance and is designed to measure equity market performance in the global emerging markets, which currently include the following countries: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. Each of the MSCI Emerging Markets Index Component Country Indices is a sampling of equity securities across industry groups in such country's equity markets. The MSCI Emerging Markets Index is reported by Bloomberg under the ticker symbol "MXEF". For further information on the MSCI Emerging Markets Index, please refer to "The Indices – The MSCI Indices – The MSCI Emerging Markets Index" in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the iShares® MSCI Emerging Markets Index Fund from January 2, 2004 through January 12, 2009 and the Nikkei 225 Index from January 5, 2004 to January 9, 2009. The Dow Jones EURO STOXX 50® Index closing level on January 12, 2009 was 2451.87. The Nikkei® 225 Index closing level on January 9, 2009 was 8836.80. The FTSE 100™ Index closing level on January 12, 2009 was 4426.19. The iShares® MSCI Emerging Markets Index Fund closing level on January 12, 2009 was 23.71. We obtained the Basket Components closing levels below from Bloomberg, without independent verification. We have no control over this publically available information including as to its accuracy.

The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Basket Components closing level on any trading day during the term of the securities, including on the final valuation date. We cannot give you assurance that the performance of the Basket Components will result in a return in excess of the principal amount.

Historical Performance of the Dow Jones EURO
STOXX 50® Index

Historical Performance of the Nikkei® 225 Index

Historical Performance of the FTSE™ 100 Index

Historical Performance of the iShares® MSCI
Emerging Markets Index Fund

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

  •
  certain U.S. expatriates,

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  an insurance company,

  •
  a dealer or trader in securities or foreign currencies,

  •
  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Basket Components that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.

It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under "Constructive Ownership Transaction Rules"), a U.S. Holder should recognize capital gain or loss upon the maturity of the securities (or upon the sale or other taxable disposition of the securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and the tax basis in the securities (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain "constructive ownership transactions" may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income. These rules by their terms may apply to any gain derived from the securities. Code section 1260 also provides that the IRS is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey "substantially all the economic return" with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the Basket Components. However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations. Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the Basket Components, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities. You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. The Bill, if enacted, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC.

The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this term sheet. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers or dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

We expect that delivery of the securities will be made against payment for the securities on or about the February 9, 2009, which will be the fifth business day following the Trade Date for the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to "Underwriting" in the accompanying product supplement.

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